EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RPC, Inc. Announces CEO Succession Plan

Ben M. Palmer to retire following distinguished 30-year career with RPC, including as President and CEO since 2022

Board initiates search for CEO to lead RPC’s next chapter

ATLANTA, June 23, 2026 — RPC, Inc. (NYSE: RES) (“RPC” or the “Company”), a leading diversified oilfield services company, today announced that Ben M. Palmer plans to retire from his role as President and CEO, and step down from the Board of Directors of RPC by the end of 2026, following 30 years with the Company. Accordingly, the Board of Directors has initiated a search for Mr. Palmer’s successor, which is expected to conclude before the end of 2026. Mr. Palmer will continue serving in his role until the earlier of a successor being named or December 31, 2026, after which he will remain in an advisory capacity to ensure continuity and support a smooth leadership transition.

Mr. Palmer has served as President and CEO of RPC since 2022, following more than two decades as Chief Financial Officer and Treasurer beginning in 1996. For 30 years, Mr. Palmer has helped guide RPC through multiple industry dynamics with a consistent emphasis on preserving a strong, low-leverage balance sheet, generating durable free cash flow, and returning capital to shareholders. As CEO, he has also overseen the continued diversification and balancing of RPC’s portfolio toward higher-margin services lines, deepened the Company’s presence in the Permian Basin, and delivered profitability and long-term shareholder value.

“On behalf of the entire Board of Directors, I want to thank Ben for his excellent leadership, as well as his partnership, over the course of his three decades with the Company,” said Richard A. Hubbell, Executive Chairman of the Board of RPC. “Ben has been instrumental across every corner of RPC, strengthening our financial foundation, advancing our strategic priorities, and positioning the Company to compete effectively in the dynamic oilfield services sector. Under his leadership as CEO, and as our longtime CFO and Treasurer before that, RPC has expanded into attractive service lines and preserved the flexibility needed to unlock future growth opportunities.”

The Board of Directors has initiated a formal search to identify RPC’s next CEO and intends to engage a leading independent search firm to assist in the process. The search will focus on candidates who have a proven record of operational excellence in oilfield services combined with a focus on growth, while maintaining the financial strength RPC is known for.

Patrick J. Gunning, Lead Independent Director of RPC, commented, “This transition is a product of the Board’s careful approach to succession planning. Over the coming months, we look forward to engaging in a comprehensive search to appoint a leader who will build on RPC’s diversified platform well into the future. Ben’s commitment to assist with the transition will help ensure continuity for our employees, customers, and shareholders every step of the way.”

Mr. Palmer concluded, “It has been the privilege of my professional life to spend the last 30 years at RPC alongside such a talented and dedicated team. Together we have built a strong, diversified company that has steadily evolved in the dynamic oilfield industry, while investing in our people, our customer service, and our long-term future. I believe this is the right moment for RPC to transition to its next generation of executive leadership. I am pleased to continue in my role and work closely with the Board and our great people to complete a smooth handoff to our next CEO.”

About RPC, Inc.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of America, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes regarding future prospects. In particular, such statements include, without limitation, the Company’s expectations regarding its leadership transition. Risk factors that could cause such future events not to occur as expected include the following: the Company’s ability to successfully manage its leadership transition; the price of oil and natural gas and overall performance of the U.S. economy, both of which can impact capital spending by our customers and demand for our services; the impact of tariffs, which may increase our cost of materials and impact our profitability; business interruptions due to adverse weather conditions; changes in the competitive environment of our industry, including the potential impact of the recent U.S. actions in Iran and Venezuela, including without limitation the impacts of the blockade of the Strait of Hormuz; political instability in the petroleum-producing regions of the world; the actions of the OPEC oil cartel; our customers’ drilling and production activities; and our ability to identify, complete and successfully integrate acquisitions and/or other strategic investments or transactions. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations are contained in RPC’s Form 10-K for the year ended December 31, 2025.

For information about RPC, Inc., please contact:

Joshua Large

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@rpc.net

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

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